Exhibit 1

PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”) made as of October 2, 2019 (this “Agreement”), between the buyer entities set forth on the signature pages hereto (each a “Buyer” and collectively, the “Buyers”) and the seller entities set forth on the signature pages hereto (each a “Seller” and collectively, the “Sellers”).

WHEREAS, Sellers own in the aggregate 2,399,571 Class A common shares, (the “Class A Common Shares”) of Lions Gate Entertainment Corp., a corporation organized under the laws of British Columbia (the “Company”);

WHEREAS, Sellers desire to sell all of Sellers’ right, title and interest in and to 2,399,571 Class A Common Shares (the “Purchased Shares”) on the terms and conditions contained herein; and

WHEREAS, Buyers desire to purchase the Purchased Shares from Sellers at an aggregate purchase price of $22,052,057 (based on closing price on September 26, 2019) on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises hereinafter set forth, the parties hereby agree as follows:

Section 1.    Purchase and Sale of the Purchased Shares.

(a)    Offer, Purchase and Sale of the Purchased Shares. Subject to the terms and conditions set forth in this Agreement, (i) each Buyer hereby offers to purchase the amount of the Purchased Shares from each Seller as set forth on Annex I hereto, (ii) each Seller accepts the applicable Buyer’s offer to purchase the amount of the Purchased Shares indicated next to such Seller’s name as set forth on Annex I hereto (the “Applicable Purchased Shares”) and agrees to sell, transfer, convey, assign and deliver at the Closing to such Buyer the Applicable Purchased Shares and (iii) each Buyer agrees to purchase and accept at such Closing from the applicable Seller, the Applicable Purchased Shares for the price set forth next to its name under the caption “Applicable Purchase Price” on Annex I hereto (the “Applicable Purchase Price”).

(b)     Closing; Delivery.

(i)    The Closing. The closing of the purchase and sale of the Purchased Shares pursuant to this Agreement (the “Closing”) shall take place on October 3, 2019 (the “Closing Date”), or at such time and date as Buyers and Sellers shall mutually agree.

(ii)    Delivery. At the Closing, each Seller shall transfer to and deliver to the applicable Buyer the Applicable Purchased Shares (by placing the necessary irrevocable transfer instructions with the automated system for deposits and withdrawals of securities at the Depository Trust Company, by delivering stock certificates or through a combination of the foregoing, as directed by the applicable Buyer), and shall provide to the applicable Buyer any instruments or documents necessary to document such transfer, against delivery to Seller of the Applicable Purchase Price, by a wire transfer of immediately available funds to the account specified therefor by Seller on Exhibit A hereto, including without limitation, if requested by Buyer, an instrument duly endorsed in blank for transfer, or an irrevocable stock power.

Section 2.    Representations and Warranties of Seller. Each Seller hereby represents and warrants to each Buyer that:

(a)    Status. Seller is neither a resident of any province or territory in Canada, nor organized under the federal, provincial or territorial laws of Canada (and additionally in the case of a Seller that is an individual, is not a citizen of Canada), and to Seller’s knowledge, is not shown on the books of the Company as having an address in any province or territory of Canada. Seller does not hold the Applicable Purchased Shares, through any broker, agent or other person or entity resident in any province or territory of Canada.

(b)    Due Authorization. Seller has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Seller and constitutes the legal and binding agreement of Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or general principles of equity.

(c)    No Conflicts. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not as of the date hereof (i) violate the organizational documents of Seller, (ii) violate any material agreement to which Seller is a party or by which Seller or any of its property or assets is bound or (iii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to Seller.

(d)    Valid Title etc. Seller is the sole owner, beneficially and of record, of the Applicable Purchased Shares, and has good, valid and marketable title to all of the Applicable Purchased Shares, free and clear of any and all Encumbrances and at the Closing, shall transfer to Buyer the Applicable Purchased Shares and all legal and beneficial right, title and interest in and to the Applicable Purchased Shares free and clear of any and all Encumbrances. Seller has the sole right to dispose or direct the disposition of the Applicable Purchased Shares. For purpose of this Section 2(d), the term “Encumbrances” shall mean any security interest, claim, pledge, lien, charge, voting agreement, mortgage, conditional sale agreement, title retention agreement, option, adverse claim of ownership or use, any restriction on ownership, use, voting or transfer, or any other encumbrance of any kind, character or description whatsoever.

(e)    Public Disclosure. Seller acknowledges that Buyer is obligated to disclose and file a copy of this Agreement pursuant to US and Canadian securities laws and agrees that nothing in this Agreement shall restrict Buyer’s or its affiliates’ ability to make such disclosures or filings.

(f)    No Brokers. No agent, broker, investment banker, person or firm is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with the transactions contemplated by this Agreement based in any way on any arrangements, agreements or understandings made by or on behalf of Seller or any affiliate thereof.

Section 3.    Representations and Warranties of Buyer. Each Buyer hereby represents and warrants to each Seller that:

(a)    Due Authorization. Buyer has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes the legal and binding agreement of Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or general principles of equity.

(c)    No Conflicts. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not as of the date hereof (i) violate the organizational documents of Buyer, (ii) violate any material agreement to which Buyer is a party or by which Buyer or any of its property or assets is bound, or (iii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to Buyer.

(d)    Public Disclosure. Buyer acknowledges that Seller is obligated to disclose and file a copy of this Agreement pursuant to US and Canadian securities laws and agrees that nothing in this Agreement shall restrict Seller’s or its affiliates’ ability to make such disclosures or filings.

(e)    No Brokers. No agent, broker, investment banker, person or firm is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with the transactions contemplated by this Agreement based in any way on any arrangements, agreements or understandings made by or on behalf of Buyer or any affiliate thereof.

Section 4.    General Provisions.

(a)    Binding Agreement and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

(b)    Governing Law and Jurisdiction. This Agreement shall be governed exclusively by, construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

(c)    Counterparts. This Agreement may be executed in any number of counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(d)    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings related to such subject matter contained herein.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

BUYERS:

MHR Institutional Partners IV LP

By: MHR Institutional Advisors IV LLC, its general partner

By: /s/ Mark H. Rachesky

      Name: Mark H. Rachesky

      Title: Authorized Signatory

MHR Capital Partners Master Account III LP

By: MHR Advisors III LLC, its general partner

By: /s/ Mark H. Rachesky

      Name: Mark H. Rachesky

      Title: Authorized Signatory

SELLERS:

LESLIE A. MALONE 1995 REVOCABLE TRUST

By: /s/ John C. Malone

      Name: John C. Malone

      Title: Co-Trustee

MALONE FAMILY LAND PRESERVATION FOUNDATION

By: /s/ John C. Malone

      Name: John C. Malone

      Title: President

THE JOHN C. MALONE JUNE 2003 CHARITABLE REMAINDER UNITRUST

By: /s/ John C. Malone

      Name: John C. Malone

      Title: Trustee

MALONE STARZ 2015 CHARITABLE REMAINDER UNITRUST

By: /s/ John C. Malone

      Name: John C. Malone

      Title: Trustee

THE TRACY M. AMONETTE TRUST A

By: /s/ David Thomas, III

      Name: David Thomas, III

      Title: Trustee

THE EVAN D. MALONE TRUST A

By: /s/ David Thomas, III

      Name: David Thomas, III

      Title: Trustee

ANNEX I

MHR Institutional Partners IV LP:

Seller:	Applicable Purchased Shares	Applicable Purchase Price
Leslie A. Malone 1995 Revocable Trust	140,782	$1,293,786.58
Malone Family Land Preservation Foundation	120,749	$1,109,683.31
The John C. Malone June 2003 Charitable Remainder Unitrust	110,695	$1,017,287.05
Malone Starz 2015 Charitable Remainder Unitrust	1,869,933	$17,184,684.27
The Tracy M. Amonette Trust A	32,061	$294,640.59
The Evan D. Malone Trust A	43,741	$401,979.79
Total Purchased Shares	2,317,961
Total Applicable Purchase Price	$21,302,061.59

MHR Capital Partners Master Account III LP:

Seller:	Applicable Purchased Shares	Applicable Purchase Price
Leslie A. Malone 1995 Revocable Trust	4,957	$45,554.83
Malone Family Land Preservation Foundation	4,251	$39,066.69
The John C. Malone June 2003 Charitable Remainder Unitrust	3,897	$35,813.43
Malone Starz 2015 Charitable Remainder Unitrust	65,836	$605,032.84
The Tracy M. Amonette Trust A	1,129	$10,375.51
The Evan D. Malone Trust A	1,540	$14,152.60
Total Purchased Shares	81,610
Total Applicable Purchase Price	$749,995.90

EXHIBIT A

WIRE TRANSFER INSTRUCTIONS

[Omitted]